Company Contact: E-Z-EM, Inc. Tom Johnson, (tjohnson@ezem.com) (800) 544-4624 x3317 www.ezem.com	Investor Relations Contacts: Lippert/Heilshorn & Associates, Inc. Anne Marie Fields (afields@lhai.com) (212) 838-3777 Bruce Voss (bvoss@lhai.com) (310) 691-7100 www.lhai.com

FOR IMMEDIEATE RELEASE

E-Z-EM ANNOUNCES PRELIMINARY

FISCAL 2007 YEAR-END FINANCIAL RESULTS

Company to Hold Conference Call on Wednesday, August 15, 2007

LAKE SUCCESS, N.Y., August 1, 2007 – E-Z-EM, Inc. (NASDAQ: EZEM) today announced preliminary financial results for its 2007 fiscal year-end. The Company expects net sales of approximately $137.8 million and net earnings of approximately $0.77 per diluted share. While the Company has exceeded its previously issued net earnings guidance of $0.66 per diluted share, the net sales results differ from the previously issued guidance by approximately $3.2 million due to the postponed recognition of revenues resulting from approximately $3.5 million in sales of RSDLTM skin decontaminants to the Department of Defense (DoD) during its 2007 fourth quarter. DoD logistics needs for this transaction required the Company to temporarily warehouse this product in its own facilities under a separate storage charge and contract. During the Company’s annual audit, it was determined that under interpretation of the accounting rules governing transactions of this type, revenue from this sale should be recognized when physical delivery to the DoD is made. The Company currently expects such delivery to occur in its 2008 fiscal year.

The Company will release its full fiscal 2007 fourth quarter and year-end financial results before the market opens on Wednesday, August 15, 2007. Anthony A. Lombardo, president and chief executive officer, and Joe Cacchioli, vice president and acting chief financial officer, will host an investment conference call and presentation beginning at 10:30 a.m. Eastern Time on Wednesday, August 15, 2007 to discuss these results and to answer questions.

Commenting on the preliminary announcement, Mr. Lombardo said, “Though the DoD has inspected, formally accepted, and paid for the product involved in this transaction, the accounting treatment determined during our end of year audit required us to postpone recognition of the resulting revenue. Since this delay has had a negative impact on our previously issued net sales guidance, we are making this announcement now to keep shareholders fully informed. We will discuss this issue along with the other specifics of our fourth quarter and year-end financial results on our conference call on August 15th.”

To participate, please dial (877) 815-7177 from the U.S. or (706) 679-0753 from outside the U.S. To listen to the conference call live via the Internet and to download the slides that accompany management’s presentation, please visit the Investor Relations section of E-Z-EM’s Web site at www.ezem.com. Please go to the Web site 15 minutes prior to the start of the call to register, download, and install the necessary audio software. A replay, along with the slide presentation, will be available on the Web site for a limited time. A telephone replay of the call will be accessible for a limited time following completion of the call by dialing (800) 642-1687 or (706) 645-9291 and entering reservation number 6469075.

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company is the developer of VoLumen®—a patent-pending, next generation low density barium sulfate suspension for use as an oral contrast in Multidetector CT (MDCT) and Positron Emission Tomography (PET/CT) studies. The Company also offers Empower®—the only family of CT injectors on the market with patented EDA™ technology that can help detect contrast extravasation—and offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system. The Company is also the exclusive world-wide manufacturer and marketer of RSDL for first-responder organizations and military services. RSDL is a patented, broad-spectrum liquid chemical warfare (CW) agent decontaminant, that neutralizes or removes chemical agents from skin on contact, leaving a non-toxic residue that can be rinsed off with water.

The statements made in this document contain certain forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions, are intended to identify such forward-looking statements. The forward-looking statements contained in this release may involve numerous risks and uncertainties, known and unknown, beyond the Company’s control. Such risks and uncertainties include: the ability of the Company to develop its products; the potential impact of postponed recognition of $3.5 million in RSDL sales on fourth quarter and full year fiscal 2007 results and previously issued guidance; future actions by the FDA or other regulatory agencies, overall economic conditions, general market conditions, price increases of raw materials and components, foreign currency exchange rate fluctuations as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Annual Report on Form 10-K for the fiscal year ended June 3, 2006 and its Form 10-Q for the quarter ended March 3, 2007. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements, and investors are cautioned not to place undue reliance on the forward-looking statements included in this release.

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